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                                                Filed Pursuant to Rule 424(b)(1)
                                                              File No. 333-66500

PRICING SUPPLEMENT NO. 2                                    TRADE DATE: 08/29/01
(To Prospectus dated August 8, 2001)                       ISSUE DATE:  09/04/01


                                 77,519 SHARES
                                 COMMON STOCK
                          WARRANT TO PURCHASE 18,605
                            SHARES OF COMMON STOCK

                                    [LOGO]

                      INCARA PHARMACEUTICALS CORPORATION

    This is a pricing supplement to our prospectus dated August 8, 2001. It covers our sale on August 29, 2001 of 77,519 shares of our common stock and a warrant to purchase 18,605 shares of our common stock with an exercise price of $1.6125.


                             Per Share            Total
                             ---------            -----
Public offering price        $1.29 (1)(2)(3)      $99,999.51

 (1) The last sale price of our common stock as quoted on the Nasdaq National Market on the day before the trade date.
 (2) There is no separate purchase price for the warrant.
 (3) There is no placement agent fee payable on the shares sold. We will receive the full public offering price.

     Our common stock is traded on the Nasdaq National Market under the symbol "INCR".
                            _______________________

     Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 2 of the Prospectus.

                            _______________________

     Neither the SEC nor any state securities commission has approved or disapproved our securities or determined that this prospectus is truthful or complete. It is illegal for anyone to tell you otherwise.




            The date of this pricing supplement is August 29, 2001.